UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

(Check  one):     [ ] Form 10-K  [ ] Form 20-F [ ] Form 11-K  [X] Form 10-Q  [ ]
Form  N-SAR
     [  ]  Form  N-CSR

     For  Period  Ended:       April  1,  2005
                          --------------------
     [  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR

     For  the  Transition  Period  Ended:  ____________________
                                           --------------------
If  the  notification relates to a portion of the filing checked above, identify
the  Item(s)  to  which  the  notification  relates:   N/A.

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PART  I  -  REGISTRANT  INFORMATION

The  GSI  Group,  Inc.
----------------------
Full  Name  of  Registrant

Former  Name  if  Applicable

1004  E.  Illinois  Street
--------------------------
Address  of  Principal  Executive  Offices  (Street  and  Address)

Assumption,  Illinois  62510
----------------------------
City  and  Zip  Code


PART  II  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

   |   (a)  The  reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   |
       (b)  The  subject  annual  report, semi-annual  report, transition report on  Form  10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or a
   |        portion thereof,  will be filed on or before the fifteenth calendar
[X]         day  following  the  prescribed  due  date; or the subject quarterly report  or transition  report  on Form 10-Q or subject distribution
   |        report  on  Form  10-Q,  or a portion  thereof,  will  be  filed  on
   |        or  before  the  fifth  calendar  day  following the prescribed  due date;  and
   |   (c)  The  accountant's  statement  or  other  exhibit  required  by  Rule
            12b-25(c)  has been  attached  if  applicable.

PART  III  -  NARRATIVE

The registrant worked diligently to prepare its Form 10-Q for the period ended April 1, 2005, and such Form 10-Q has been completed and filed. However, due to the press of other transactions immediately preceding the deadline for the filing of the Form 10-Q, the registrant was unable to finalize and file such Form 10-Q within the prescribed period without unreasonable effort or expense. The registrant transmitted its Form 10-Q for the period ended April 1, 2005 on May 16, 2005, but following the EDGAR cutoff on such date, leading to a filing date of May 17, 2005.


PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Russell  C.  Mello               (217)  226-4421      ______
----------------------------------------------------------------
            (Name)                        (Area  Code)    (Telephone  Number)
(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify  report(s):       [X]Yes   [  ]  No
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[  ]Yes   [X]  No
If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               The GSI Group, Inc.
                               -------------------
                  (Name of Registrant as Specified in Charter)
has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  May  17,  2005                              By:  _/s/ Russell C. Mello
---------------------                                   ------------------------
                                                Russell  C.  Mello
                                                Chief  Financial  Officer






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